As filed with the Securities and Exchange Commission on February 24, 2021
Registration No. 333-228262

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-3 Registration Statement No. 333-228262
Under
THE SECURITIES ACT OF 1933

ZAGG INC

(Exact name of registrant as specified in its charter) Delaware 20-2559624
(State or other jurisdiction of incorporation or organization) (I.R.S. Employer Identification No.) 910 West Legacy Center Way, Suite 500, Midvale, Utah 84047
Address of Principal Executive Offices) (Zip Code) Abby Barraclough 910 West Legacy Center Way, Suite 500 Midvale, Utah 84047
(Name and address of agent for service) (801) 506-7005
(Telephone number, including area code, of agent for service)
Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES
This Post-Effective Amendment relate to the following registration statement (the “Registration Statement”) of ZAGG, Inc. (the “Company”):
•Registration Statement No. 333-228262, originally filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2018, which registered the offer and sale of an aggregate of $100,000,000 of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

On February 22, 2021, ZAGG Inc, a Delaware corporation (the “Company”), completed the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 10, 2020, by and among the Company, Zephyr Parent, Inc., a Delaware corporation (“Parent”), and Zephyr Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). At the closing, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its Common Stock pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment to the Registration Statement to deregister all the shares of the Company’s Common Stock registered under the Registration Statement which remained unissued as of the effective time of the Merger. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such shares of the Company's Common Stock.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midvale, State of Utah, on February 24, 2021.
ZAGG INC

By:	/s/ Chris Ahern
Chris Ahern
CEO & Director

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.